UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2007

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2007 (the “Effective Date”), Exelixis, Inc. (the “Company”) and two of the Company’s wholly-owned subsidiaries, Exelixis Plant Sciences, Inc. (“EPS”) and Agrinomics, LLC (“Agrinomics”), entered into an asset purchase and license agreement (the “Asset Purchase and License Agreement”) with Agrigenetics, Inc. (“Agrigenetics”) and Mycogen Corporation (“Mycogen”), which are wholly-owned subsidiaries of The Dow Chemical Company (“Dow”).

Under the terms of the Asset Purchase and License Agreement, EPS and Agrinomics sold to Agrigenetics a major portion of their assets used for crop trait discovery, including a facility owned by EPS, and granted to Agrigenetics licenses to certain other related assets and intellectual property. As consideration for these assets and licenses, Agrigenetics paid EPS and Agrinomics a total of $18.0 million on the Effective Date and is obligated to pay an additional $4.5 million upon the first anniversary of the Effective Date. Agrigenetics also assumed certain obligations and liabilities associated with the purchased assets arising after the Effective Date. The Asset Purchase and License Agreement includes customary representations, warranties, covenants and indemnities. In addition, under the Asset Purchase and License Agreement, EPS and Agrinomics have agreed to indemnify Agrigenetics, Mycogen and their affiliates up to a specified amount if they incur damages due to any infringement or alleged infringement of certain patents. The Company is a party to the Asset Purchase and License Agreement principally to guarantee the performance of EPS and Agrinomics, and Mycogen is a party to the Asset Purchase and License Agreement principally to guarantee the performance of Agrigenetics.

On the Effective Date, the Company and EPS also entered into a contract research agreement (the “Contract Research Agreement”) with Agrigenetics and Mycogen. Under the Contract Research Agreement, EPS is responsible for developing new assets for crop trait discovery and for completing certain research commenced under a previous technology development agreement among the Company, EPS, Agrigenetics and Mycogen and a plant traits research and license agreement between EPS and Dow AgroSciences LLC, another wholly-owned subsidiary of Dow. Agrigenetics has agreed to pay EPS up to a maximum of approximately $24.7 million in research funding over the term of the agreement. The research funding will cover employee costs, facilities expenses and capital expenditures. In order for EPS to perform its obligations under the Contract Research Agreement, Agrigenetics will lease to EPS the facility purchased by Agrigenetics under the Asset Purchase and License Agreement. EPS is also entitled to receive additional payments of up to a maximum of $13.5 million from Agrigenetics if EPS achieves the development of up to three designated assets during the term of the Contract Research Agreement.

The term of the Contract Research Agreement is five years, unless earlier terminated. Agrigenetics may terminate the Contract Research Agreement upon the failure of EPS to complete the development of any of the three designated assets within their respective specified research periods. In addition, following EPS’ development and transfer to Agrigenetics of the second designated asset, either EPS or Agrigenetics may terminate the Contract Research Agreement upon expiration of a specified notice period.

The Company is a party to the Contract Research Agreement principally to guarantee the performance of EPS, and Mycogen is a party to the Contract Research Agreement principally to guarantee the performance of Agrigenetics.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: September 4, 2007	By:	/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary